                                                                 Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                JT STORAGE, INC.

                 (Originally incorporated on February 3, 1994)


         JT Storage, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is JT Storage, Inc. JT Storage, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 3, 1994.

         2. Pursuant to Section 241 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

         The name of the corporation (which is hereinafter referred to as the "CORPORATION") is:

                                JT Storage, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                   ARTICLE IV

         (A) Classes of Stock. The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares, consisting of 24,000,000 shares of Common Stock having a par value of $0.000001 per share ("COMMON STOCK") and 16,000,000 shares of Preferred Stock, all of which shall be designated Series A Preferred Stock, par value $0.000001 per share ("SERIES A PREFERRED").

         Upon the filing of this Restated Certificate of Incorporation, each one (1) outstanding share of Common stock shall be split into four thousand five hundred (4,500) shares of Common Stock.

         (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

                 1.       Dividends.

                          (a)     Dividends on Series A Preferred.  The holders
of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors (the "BOARD") out of funds legally available therefor, dividends at the rate of $0.09 per share, per annum, payable in preference and priority to any payment of any distribution on Common Stock of the Corporation, appropriately adjusted for any stock split, stock dividend, stock combination or other recapitalization (a "RECAPITALIZATION") of the Series A Preferred (as so adjusted, the "DIVIDEND RATE"). Such dividends shall accrue on each share of Series A Preferred from day to day, whether or not declared, and shall be cumulative. Such cumulative dividends on the Series A Preferred may be paid, at the option of the Corporation, in cash or shares of capital stock of the Corporation, with any shares of capital stock to be valued at the per share fair market of such capital stock, as determined in good faith by the Corporation's Board of Directors at the time such dividends are declared.

                          (b)     Dividends on Common Stock.  No dividends or
other distributions shall be made with respect to the Common Stock until all accrued and unpaid dividends on the Series A Preferred shall have been declared and paid in full. In the event the Corporation shall at any time declare or pay a dividend on the Common Stock, it shall, simultaneously therewith and as part of such declaration or payment, declare and pay to each holder of Series A Preferred a dividend equal to the dividend which would be payable to such holder if the shares of Series A Preferred held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

                          (c)     Definition of Distribution.  For purposes of
this Restated Certificate of Incorporation, unless the context otherwise requires, a "DISTRIBUTION" shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise, payable





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other than in Common Stock, or the purchase or redemption of shares of
Corporation (other than repurchases of Common Stock issued to or held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

                 2.       Liquidation Preference.

                          (a)     Series A Preferred.  In the event of any
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (or the deemed occurrence of such event pursuant to subsection
(c)(i) of this Section 2) (collectively, a "LIQUIDATION"), the holders of shares of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share of Series A Preferred then held by them (as adjusted for any Recapitalization), plus the greater of (i) $0.09 per share of Series A Preferred then held by them (as adjusted for any Recapitalization with respect to such shares and for partial years) per annum calculated from the original issue date of the shares of Series A Preferred through the date of distribution, minus all dividends and other distributions previously made in respect of any shares of Series A Preferred held by them or
(ii) any declared but unpaid dividends for Series A Preferred then held by them.

         All of the preferential amount to be paid to the holders of the Series A Preferred under this Section 2(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of Common Stock in connection with any actual or deemed Liquidation. After the payment or the setting apart for payment to the holders of the Series A Preferred of the preferential amounts so payable to them, the remaining assets of the Corporation available for distribution shall be distributed in accordance with the provisions of Section 2(b), as applicable.

         If the assets or surplus funds to be distributed are insufficient to permit the payment to holders of the Series A Preferred of their full preferential amount, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in such a manner that the preferential amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series A Preferred then held by such holder, and the denominator of which shall be the total number of shares of Series A Preferred then outstanding.

                          (b)     Series A Preferred and Common Stock.  After
payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled as set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Series A Preferred and the holders of Common Stock in a manner such that the amount so distributed to each holder of Common Stock and/or Series A Preferred shall equal the amount obtained by multiplying the





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entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(b) by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock then held by the holder and the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred then held by the holder, and the denominator of which shall be the sum of the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred then outstanding; provided, however, that if each holder of Series A Preferred would receive a distribution of at least an aggregate of $5.00 per share of Series A Preferred solely pursuant to this Section 2(a) and without any distribution pursuant to Section 2(a), then Section 2(a) shall be of no force and effect and the Corporation's assets available for distribution to its stockholders shall be distributed among all holders of Series A Preferred and all holders of Common Stock solely pursuant to this Section 2(b) in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred were converted into Common Stock at the then effective Conversion Price (as defined in Section 4(a) below).

                          (c)     Special Provisions.

                                  (i)  For purposes of this Section 2, upon the
election of the holders of at least a majority of the then outstanding shares of Series A Preferred, a Liquidation shall be deemed to occur upon the sale or transfer of all or substantially all of the Corporation's assets or the acquisition of the Corporation by another entity, including any merger consolidation with or into any other corporation and any other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued or caused to be issued by the acquiring entity as a result of which stockholders of the Corporation immediately prior to the transaction or series of transactions own less than fifty percent (50%) of the equity securities of the surviving corporation immediately following the merger, consolidation, sale or transfer of assets or other transaction or series of transactions.

                                  (ii)  If any assets distributed pursuant to
this Section 2 are other than cash, then the value of such noncash assets shall be determined by the Board of Directors of the Corporation, acting in good faith.

                                  (iii)      Each holder of an outstanding
share of Series A Preferred shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law of California, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements between the Corporation and such persons providing for the corporation's right of said repurchase.

                 3.       Redemptions.

                                  Redemption of Series A Preferred.  The Series
A Preferred shall not be redeemable by the Corporation prior to January 10, 2000. On January 10, 2000, January 10,





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2001 and January 10, 2002, (each a "REDEMPTION DATE" and, collectively the
"REDEMPTION DATES"), the Corporation shall redeem, upon the election of a majority of the holders of Series A Preferred, in cash out of any funds legally available therefor, one-third (on a pro rata basis as to each stockholder), one-half (on a pro rata basis as to each stockholder) and all of the outstanding shares of Series A Preferred, respectively. Redemptions pursuant to this Section 3 for the Series A Preferred shall be made at a price of $1.00 per share (appropriately adjusted for any Recapitalization) plus all accrued but unpaid dividends on such shares as of each such Redemption Date (in each case, the "REDEMPTION PRICE"). The Corporation need not establish any sinking fund for the redemption of the Series A Preferred.

                                  At least thirty days prior to each Redemption
Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred at the address last known on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). On or after each Redemption Date, each holder of Series A Preferred shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. Nothing herein shall be deemed to prevent a holder of Series A Preferred from converting all or part of such holder's Series A Preferred into Common Stock in accordance with the terms of Section 4(a) hereof at any time prior to the date five (5) days before each Redemption Date, in which case the provisions of this Section 3 shall not apply to any shares so converted; provided, however that shares so converted shall be deemed to have been redeemed in the year of conversion, solely for purposes of determining the Corporation's compliance with the preceding paragraph.

                                  From and after each Redemption Date, unless
there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred so redeemed shall cease with respect to such shares (except the right to receive the Redemption Price without interest upon surrender of the shareholder's certificate or certificates), and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred required to be redeemed on such Redemption Date, those funds which are legally available for redemption shall be used to redeem, on a pro rata basis, the maximum possible number of the shares of Series A Preferred required to be redeemed on such Redemption Date. The shares of Series A Preferred not redeemed on a Redemption Date shall remain outstanding and remain entitled to all the rights and preferences provided herein, including the rights of conversion set forth in Section 4 hereof. At any time thereafter when additional funds





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of the Corporation are legally available for the redemption of shares of Series
A Preferred, such funds will immediately be used to redeem, on a pro rata basis, the balance of the shares which the Corporation was obliged to redeem on such Redemption Date, but which were not redeemed.

                 4. Conversion. The holders of Series A Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                          (a)     Optional Conversion.  Each share of Series A
Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, into that number of fully-paid and non-assessable shares of Common Stock that is equal to $1.00 divided by the Conversion Price determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred, without the payment of any additional consideration by the holders thereof, (the "CONVERSION PRICE") shall initially be $1.00 per share of Common Stock, and shall be subject to adjustment as provided herein.

                          (b)     Automatic Conversion.  Each share of Series A
Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price as follows:

                                    (i)    Initial Public Offering.  Upon the
closing ("CLOSING") of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the offer and sale of Common Stock of the Corporation to the public at an offering price to the public of at least Five Dollars ($5.00) per share (as adjusted for any Recapitalization) and in which the aggregate gross proceeds received by the Corporation (net of underwriting discounts) equal or exceed ten million dollars ($10,000,000) (an "IPO"). In the event of the Closing of an IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred shall not be deemed to have converted that Preferred Stock until immediately prior to the Closing.

                                   (ii)    Two-Thirds Percent Vote.  Upon the
affirmative election of the holders of not less than two-thirds of the then outstanding shares of Series A Preferred. In the event of such an election, the person(s) entitled to receive shares of Common Stock issuable upon such conversion of the Series A Preferred shall not be deemed to have converted that Series A Preferred until the election (duly approved by not less than two-thirds of the Series A Preferred then outstanding) is received by the Corporation.

                         (c)      Mechanics of Conversion.

                                    (i)    No fractional shares of Common Stock
shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation at its election shall either pay cash equal to such fraction





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multiplied by the then fair market value of a share of Common Stock, as determined by the Board, or issue one whole share of Common Stock for each fraction of a share outstanding, after aggregating all fractional shares held by each stockholder.

                                   (ii)    Before any holder of Series A
Preferred shall be entitled to convert the same into full shares of Common Stock pursuant to Section 4(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. In the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series A Preferred are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and delivers to the Corporation a fully executed agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, if applicable. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                          (iii)   In the event of the automatic conversion of
shares of Series A Preferred in accordance with Section 4(b) or any voluntary conversion pursuant to Section 4(a) that occurs within ninety (90) days immediately prior to the effective date of any automatic conversion, any and all rights held by the holders of such converted shares of Series A Preferred to receive any accrued but unpaid dividends in respect of such shares shall terminate and be of no effect as of the date of such conversion.

                         (d)     Adjustments to Conversion Price for Certain
Issues.

                                    (i)    Adjustments for Subdivisions, Stock
Dividends, or Combinations of Common. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Common Stock and the outstanding shares of Series A Preferred are not identically subdivided, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such





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subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification, reverse stock split or otherwise) into a lesser number of shares of Common Stock and the outstanding shares of Series A Preferred are not identically combined, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                                   (ii)    Adjustments for Other Distributions.
In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred.

                                  (iii)    Adjustments for Reclassification,
Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders of the number of shares of Common Stock issuable upon conversion of the Series A Preferred immediately before that change.

                                   (iv)    Reorganization, Mergers,
Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person (other than a merger, consolidation or sale deemed to be a Liquidation as provided for in
Section 2(c)(i)), then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of this Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion of the Series A Preferred would have been entitled to upon such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application





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of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred after such reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

                          (e)     No Impairment.  The Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section (4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

                          (f)     Certificate as to Adjustments.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

                          (g)     Notices of Record Date.  In the event that
the Corporation shall propose at any time:

                                    (i)    to declare any dividend or
distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                   (ii)    to offer for subscription pro rata
to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                                  (iii)    to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or





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                                   (iv)    to merge with or into any other
corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred at least twenty (20) business days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) of this clause (g).

         Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of the Corporation.

                          (h)     Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 5.       Voting Rights of Series A Preferred.   The holder of
each share of Series A Preferred shall have the right to one vote for each full share of Common Stock into which each such share of Series A Preferred could then be converted pursuant to Section 4(a). With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                 6.       Special Voting Rights of Series A Preferred.

                          (a)     The Corporation shall not, without first
obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series A Preferred (voting in accordance with Section 5):

                                    (i)    create any new class or series of
stock having a preference over, or being on parity with, the Series A Preferred with respect to dividends, redemption or upon liquidation or otherwise; or

                                   (ii)    sell, lease, convey or otherwise
dispose of all or substantially all of its property or business; or





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                                  (iii)    amend or repeal any provision of, or
add any provision to, the Certificate of Incorporation if such action would adversely alter or change the rights, preferences, privileges or powers of the Series A Preferred; or

                                   (iv)    increase the authorized number of
shares of its Preferred Stock or Common Stock; or

                                    (v)    undertake any transaction or series
of transactions involving a reorganization, consolidation or merger as a result of which the holders of the voting stock of the Corporation prior thereto hold less than 50% of the voting stock of the surviving or successor corporation or entity; or

                                   (vi)    pay or declare any dividend other
than in Common Stock to the holders of Common Stock; or

                                  (vii)    repurchase or otherwise acquire,
directly or indirectly, through subsidiaries or otherwise, its securities, other than repurchases from employees of, or consultants to, the Company upon termination of employment or consultancy.

                 7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred shall be redeemed or converted pursuant to Sections 3 or 4 hereof, respectively, the shares so redeemed or converted shall be canceled and shall not be reissuable by the Corporation, and the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation's authorized capital stock.

         (C) Rights of Common Stock. The rights and other matters relating to the Common Stock are, unless otherwise expressly provided in this Certificate of Incorporation, as set forth in this Article IV(C).

                 1. Voting Rights. Except as otherwise expressly provided in this Certificate of Incorporation or as required by applicable law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of the outstanding shares of Common Stock shall possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

                 2. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                   ARTICLE V

                 The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred





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
upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation (including the power to increase or decrease the size of the Board) subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                                   ARTICLE VI

         Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

                                  ARTICLE VII

         Until the closing of an IPO, at the election of directors of the Corporation, each holder of stock of any class of series shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected by him or her, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit, so long as the name of the nominee for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes. This Article VII shall terminate and be of no legal effect upon the Closing of an IPO.

                                  ARTICLE VIII

         To the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any duty as a director.

                                   ARTICLE IX

         The Corporation shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended in a manner more favorable to directors, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director and/or officer of the Corporation.

                                   ARTICLE X

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

         No holder of any shares of any class or series of capital stock of the Corporation shall be entitled to any preemptive right to subscribe for or otherwise acquire any additional shares of any class or series of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of the Corporation, unless otherwise provided pursuant to any agreement with the Corporation.

                 IN WITNESS WHEREOF, this Restated Certificate of
Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Sections 241 and 245 of the Delaware General Corporation Law, has been duly executed by its Chairman, and attested by its Secretary, this 3rd day of February, 1995.


                                        By:  /s/ Sirjang Lal Tandon
                                             ---------------------------------
                                             Sirjang Lal Tandon, Chairman

ATTEST:



By:  /s/ David Pearce
     ------------------------------
     David Pearce, Secretary

                       CERTIFICATE OF AMENDMENT OF RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF JT STORAGE, INC.
                              A DELAWARE CORPORATION


         JT Storage, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: That at a regular meeting of the Board of Directors of this corporation, resolutions were duly adopted (in accordance with Section 242 of the General Corporation Law of the State of Delaware) setting forth the proposed amendment of the Restated Certificate of Incorporation of this corporation, declaring said amendments to be advisable, and calling for the approval by written consent of the stockholders of this corporation upon consideration thereof. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by deleting Section (A) of Article IV in its entirety and substituting in its place a new Section (A) of Article IV so that, as amended hereby, Section (A) of Article IV shall be and read as follows:

        (A) Classes of Stock. The total number of shares of stock which the Corporation shall have authority to issue is 91,200,000 shares, consisting of 60,000,000 shares of Common Stock having a par value of $0.000001 per share ("Common Stock") and 31,200,000 shares of Preferred Stock, all of which shall be designated Series A Preferred Stock, par value $0.000001 per share ("Series A Preferred").

         SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the written consent of the stockholders of this corporation was duly called for in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, and holders of the necessary number of shares as required by statute consented to the adoption of said amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF,  JT Storage, Inc. has duly caused this
Certificate of Amendment of Restated Certificate of Incorporation to be signed by David T. Mitchell, as President, and attested to by David Pearce, Secretary, this 1 day of August, 1995.

                                        JT STORAGE, INC.
                                        A DELAWARE CORPORATION

                                        /s/ D.T. Mitchell
                                        -----------------------
                                        David T. Mitchell
                                        President


ATTEST:

/s/ David Pearce
- --------------------------------
David Pearce
Secretary

                                       1.

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 02/05/1996
                                                        960033260 - 2375722

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

        JT Storage, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST:   The name of the Corporation is JT Storage, Inc.

        SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is February 3, 1994.

        THIRD:   The Board of Directors of the Corporation consented to the adoption of the following resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, amending Section (A) of the Article numbered "IV" of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:


         (A) The total number of shares that this Corporation shall have authority to issue is 160,000,000 shares, consisting of 90,000,000 shares of Common Stock having a par value of $0.000001 per share ("Common Stock") and 70,000,000 shares of Preferred Stock, all of which have been designated Series A Preferred Stock, par value $0.000001 per share ("Shares A Preferred").

        FOURTH: Pursuant to a resolution of the Board of Directors of the Corporation, the written consent of the stockholders of the Corporation was duly called for in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, in lieu of a meeting and vote of the stockholders of the Corporation, and holders of the necessary number of shares as required by statute consented to the adoption of the above Amendment.

        FIFTH:   The above Amendment has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

        SIXTH:   All other provisions of the Amended and Restated Certificate of
Incorporation shall remain in full force and effect.

        IN WITNESS WHEREOF, JT Storage, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 2nd day of February, 1996.




                                JT STORAGE, INC.
                                a Delaware corporation



                                /s/ D.T. MITCHELL
                                ----------------------
                                David T. Mitchell
                                President



ATTEST:



/s/ W. VIRGINIA WALKER
- -----------------------
W. Virginia Walker
Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                JT STORAGE, INC.

        JT Storage, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

        FIRST:   The name of the Corporation is JT Storage, Inc.

        SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is February 3, 1994.

        THIRD:   The Board of Directors of the Corporation consented to the adoption of the following resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, amending the Article numbered "I" of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

                                   ARTICLE I

                 The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                               "JTS Corporation"

        FOURTH: Pursuant to a resolution of the Board of Directors of the Corporation, the written consent of the stockholders of the Corporation was duly called for in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, in lieu of a meeting and vote of the stockholders of the Corporation, and holders of the necessary number of shares as required by statute consented to the adoption of the above Amendment.

        FIFTH:   The above Amendment has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

        SIXTH:   All other provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

        IN WITNESS WHEREOF, JT Storage, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 17th day of June, 1996.

                                        JT STORAGE, INC.
                                        A DELAWARE CORPORATION


                                        /s/ David T. Mitchell
                                        --------------------------------------
                                        David T. Mitchell
                                        President

ATTEST:

/s/ W. Virginia Walker
- -------------------------------
W. Virginia Walker
Secretary


                                       2.